EX-4.37
              ADDENDUM TO CONVERTIBLE DEBENTURE AND WARRANT TO
                            PURCHASE COMMON STOCK

                     ADDENDUM TO CONVERTIBLE DEBENTURE AND
                      WARRANT TO PURCHASE COMMON STOCK

This Addendum to Convertible Debenture and Warrant to Purchase Common Stock ("Addendum") is entered into as of the 15th day of June, 2007 by and between Gameznflix, Inc., a Nevada corporation ("Gameznflix"), and Golden Gate Investors, Inc., a California corporation ("GGI").

WHEREAS, GGI and Gameznflix are parties to that certain 4 3/4%
Convertible Debenture dated as of November 11, 2004, as amended
("Debenture");

WHEREAS, GGI and Gameznflix are parties to that certain Warrant to Purchase Common Stock dated as of November 11, 2004, as amended ("Warrant");

WHERAS, GGI and Gameznflix entered into that certain Addendum to Convertible Debenture and Warrant to Purchase Common Stock, dated as of May 23, 2007 (the "May Addendum"); and

WHEREAS, the parties desire to amend the Debenture and Warrant in certain respects.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gameznflix and GGI agree as follows:

1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

2. GGI shall deliver an aggregate of $175,000 in cash to Gameznflix within three days of the date of this Addendum (such amount referred to herein as the "GGI June Prepayment"). The GGI June Prepayment shall represent a prepayment towards the future exercise of Warrant Shares under the Warrant. The timing of the application of the prepaid funds represented by the GGI June Prepayment shall be at GGI's sole discretion.

3. In the event that any portion of the GGI June Prepayment remains outstanding and not applied to the exercise of Warrant Shares by GGI under the Warrant (including any portion of the GGI June Prepayment for which Warrant Shares have not been delivered to GGI upon an exercise by GGI under the Warrant) upon or after the date that is nine months from the date of this Addendum, Gameznflix shall, upon written request from GGI, refund all such outstanding amounts of the GGI June Prepayment to GGI via wire transfer within five days from the date of GGI's delivery to Gameznflix of the written request of such refund.

4. In connection only with each Conversion under the Debenture that is associated with any of the GGI June Prepayment or any of the GGI Prepayment (as defined in the May Addendum) (such Conversions collectively referred to herein as the "Subsequent Conversions") the Discount Multiplier for the Subsequent Conversions shall be equal to the lesser of (i) $0.20, or (ii) 82% of the average of the 3 lowest Volume Weighted Average Prices during the 20 Trading Days prior to Holder's election to convert, or (iii) 82% of the Volume Weighted Average Price on the Trading Day prior to Holder's election to convert.

5. Except as specifically amended herein, all other terms and conditions of the Debenture, Warrant and May Addendum shall remain in full force and effect.

IN WITNESS WHEREOF, Gameznflix, Inc. and GGI have caused this
Addendum to be signed by its duly authorized officers on the date first set forth above.

Gameznflix, Inc.                             Golden Gate Investors, Inc.


By: /s/  John Fleming                        By: /s/  Travis Huff
Name: John Fleming                           Name: Travis Huff
Title: Chief Executive Officer               Title: Portfolio Manager